Exhibit 11.1
                       EVEREST REINSURANCE HOLDINGS, INC.
                        COMPUTATION OF EARNINGS PER SHARE
         For The Three and Nine Months Ended September 30, 1998 and 1997
                             (Dollars in thousands)

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                                  Three Months Ended                Nine Months Ended
                                     September 30,                    September 30,
                              ----------------------------     ----------------------------
                                   1998          1997              1998           1997
                              ----------------------------     ----------------------------

Net Income (Numerator)        $     42,126   $      38,432     $    125,471   $     117,234
                              ============   =============     ============   =============

Weighted average common and
 effect of dilutive shares
 used in the computation of
 net income per share:
 Average shares outstanding
  - basic (denominator)         50,464,704      50,466,457       50,475,261      50,475,356
 Effect of dilutive shares:
 Options outstanding               280,717         316,247          302,857         271,794
 Options exercised                   2,388           1,657              985             882
 Options cancelled                     -             6,827            3,070           3,131
                              ------------   -------------     ------------   -------------
 Average share outstanding
  - diluted (denominator)       50,747,809      50,791,188       50,782,173      50,751,163


Net Income per common share:
 Basic                        $       0.83   $        0.76     $       2.49   $        2.32
 Diluted                              0.83            0.76             2.47            2.31

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